Exhibit 10.3

AMENDMENT TO AMENDED AND RESTATED

AGREEMENT OF JOINT VENTURE OF

CIRCUS AND ELDORADO JOINT VENTURE

This Amendment to Amended and Restated Agreement of Joint Venture of Circus and Eldorado Joint Venture (this “Amendment”) is dated as of May 14, 2012 by and between ELDORADO LIMITED LIABILITY COMPANY, a Nevada limited liability company (“E”), and GALLEON, INC., a Nevada corporation (“C” and together with “E”, the “Partners”).

R E C I T A L S

1.   The Partners are party to that certain Amended and Restated Agreement of Joint Venture of Circus and Eldorado Joint Venture (the “Joint Venture”) dated as of January 1, 2001 (the “Existing Agreement”).  Capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Existing Agreement; and

2.   The Partners desire to memorialize their election pursuant to Nevada Revised Statutes Chapter 87.025 that the Nevada Uniform Partnership Act (1997)(Chapter 87.4301 to 87.4357 of the Nevada Revised Statutes), as the same may be amended from time to time, apply to the Joint Venture.

THEREFORE, in consideration of the mutual covenants, agreements and promises made herein, the parties hereto agree as follows:

Section 1

AMENDMENTS

1.1    Amendments to the Existing Agreement.  The Existing Agreement is hereby amended as follows:

(a)               Section 1.1 of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“1.1    Formation. The Joint Venture was formed as a Nevada general partnership between E and C (“Partners”) effective as of March 1, 1994, pursuant to the provisions of the Nevada Uniform Partnership Act.”

(b)               Section 1.7 of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“1.7    Statutory Compliance. The Joint Venture shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Nevada including the Nevada Gaming Control Act embodied in Chapter 463 of the Nevada Revised Statutes and the regulations promulgated thereunder. Without limiting the generality of the foregoing, the Joint Venture shall be governed by the provisions of the Nevada Uniform Partnership Act (1997)(Chapter 87.4301 to 87.4357 of the Nevada Revised Statutes), as the same may be amended from time to time (the “Act”); provided, however, and for the avoidance of any doubt, the terms and provisions contained in this Agreement shall govern in control in all respects over any inconsistent or contrary provision or interpretation of the Act except, and only to the extent, the terms and provisions of the this Agreement would result in the dissolution of the Joint Venture upon a bankruptcy filing by the Joint Venture. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Partners shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Joint Venture.”

Section 2

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties.  Each Partner hereby represents and warrants that:

(a)  If such Partner is a corporation, limited liability company, or a partnership, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, company, statutory, or partnership power and authority to own its property and carry own its business as owned and carried on at the date hereof and as contemplated hereby.

(b)  Such Partner has the individual, corporate, company, statutory, or partnership power and authority to execute and deliver this Amendment and to perform its obligations hereunder and, if such partner is a corporation, limited liability company, or partnership, the execution, delivery, and performance of this Amendment has been duly authorized by all necessary corporate, company, statutory, or partnership action.

(c)  This Amendment constitutes the legal, valid, and binding obligation of such Partner, and is enforceable in accordance with its terms and does not violate the terms and conditions of any law, regulation, order or award of any court of governmental agency or otherwise violate or result in a breach or default of the terms and conditions of any mortgage, agreement or other written document by which a Partner may be bound.

Section 3

MISCELLANEOUS

3.1    Binding Effect.  Except as otherwise provided in this Amendment, the Existing Agreement shall remain in full force and effect, as amended by the terms hereof.

3.2    Headings. Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Amendment or any provision hereof.

3.3    Severability. Every provision of this Amendment is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Amendment.

3.4    Further Action. Each Partner agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Amendment.

3.5    Governing Law. The laws of the State of Nevada shall govern the validity of this Amendment, the construction of its terms, and the interpretation of the rights and duties of the Partners.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of May 14, 2012.

ELDORADO LIMITED LIABILITY COMPANY,		GALLEON, INC.,
a Nevada limited liability company		a Nevada corporation

By: ELDORADO RESORTS LLC		By:	/s/ Andrew Hagopian III
Andrew Hagopian III
Its Managing Member			Its: Assistant Corporate Secretary

By:	/s/ Gary Carano
Gary Carano, President

By: RECREATIONAL ENTERPRISES, INC., MANAGER

By:	/s/ Donald L. Carano
Donald L. Carano, President

and

By: HOTEL CASINO MANAGEMENT, INC. MANAGER

By:	/s/ Raymond J. Poncia
Raymond J. Poncia, President